SECURITIES AND EXCHANGE COMMISSION
                      Washington, DC  20549



                            FORM 8-K
                         CURRENT REPORT
             PURSUANT TO SECTION 13 OR 15 (d) OF THE
                 SECURITIES EXCHANGE ACT OF 1934
                Date of Report:  January 19, 2001


                         NS GROUP, INC.

     (Exact name of registrant as specified in its charter)


  Kentucky                   1-9838               61-0985936
(State or other          (Commission file      (I.R.S. Employer
jurisdiction                 number)         identification number)
incorporation)





         530 West Ninth Street, Newport, Kentucky 41071
            (Address of principal executive offices)


 Registrant's telephone number, including area code: (859) 292-6809


ITEM:  9  Regulation FD Disclosure

     On January 18, 2001, NS Group, Inc. issued a news release
entitled:    NS GROUP ANNOUNCES RESULTS FOR DECEMBER 2000 QUARTER



FOR IMMEDIATE RELEASE - January 18, 2001


CONTACT:       Linda A. Pleiman
               Director of Investor Relations and Corporate
               Communications
               NS GROUP, INC.
               (859) 292-6809
               www.nsgrouponline.com


      NS GROUP ANNOUNCES RESULTS FOR DECEMBER 2000 QUARTER


(Newport, Kentucky - January 18, 2001) Newport, Kentucky-based NS Group announced today the results for the quarter ended December 31, 2000. December quarter net sales were $73.4 million compared to $95.7 million in the September quarter of 2000. The company incurred a loss from continuing operations before income taxes and extraordinary items of $6.5 million, or a $0.31 loss per diluted share for the December quarter of 2000. On an after-tax basis, the loss from continuing operations was $4.1 million, or a $0.19 loss per diluted share for the December quarter of 2000 compared to income from continuing operations of $2.1 million, or $0.10 per diluted share, in the September quarter of 2000.

The company recorded a gain of approximately $10.9 million, or $0.51 per diluted share, related to the sale of Imperial Adhesives. The gain, sales, costs and expenses of Imperial Adhesives are classified as income from discontinued operations. During the December 2000 quarter the company recorded extraordinary items totaling $0.9 million, net of income taxes of $0.2 million, or $0.04 per diluted share in connection with the favorable resolution of an environmental contingency previously provided for as an extraordinary charge and the early retirement of long-term debt.

The company reported net income of $7.8 million, or $0.36 per diluted share, for the December 2000 quarter compared to net income of $2.4 million, or $0.11 per diluted share, in the September 2000 quarter. Earnings from continuing operations before extraordinary items, net interest expense, taxes, depreciation and amortization (EBITDA) were $0.6 million in the December 2000 quarter compared to $9.4 million in the September 2000 quarter.

The company previously announced that it will change its fiscal year end from the last Saturday in September to December 31. The period ended December 31, 2000 is a transition reporting period. The company's next full fiscal year will be for the calendar year ended December 31, 2001.

                             - more -


President and Chief Executive Officer, Rene J. Robichaud, stated, "As expected, the financial results for the December 2000 quarter were disappointing as shipments of our energy products declined 29 percent from the September quarter. The decline resulted primarily from a focus by distributors on slowing the growth in inventories of welded carbon grade OCTG products. In addition, the marketplace continued to be plagued by surging imports. Shipments of our seamless and welded alloy OCTG products, however, remained healthy in the December quarter. Our special bar quality (SBQ) products shipments declined 40 percent from the September 2000 quarter as demand continued to be soft and service center inventories remained high."

Robichaud said the company anticipates a significant increase in consumption for energy tubulars and is encouraged by several positive industry factors including;


  U.S. drilling rig count is projected to average 1,200 rigs in 2001;
  International drilling rig count is expected to increase 15 to 20 percent;
  Canadian drilling is near full capacity;
  Workover rigs are expected to increase;
  Import market share is expected to moderate;
  Significant increase is expected in line pipe consumption.

Robichaud added, "We're taking advantage of the low market prices for steel coil by increasing our purchases of outside coils to lower our costs. However, we anticipate an increase in natural gas costs.

We expect the SBQ segment of our business to continue to be difficult in 2001. We are focused on more cost reductions for SBQ."

Robichaud concluded, "Going forward, we expect sequential improvements in our quarterly results for 2001. Based on an expected 20 percent increase in welded OCTG shipments and a 5 percent increase in seamless shipments, we believe the March 2001 quarterly results will be in the range of a $0.20 to $0.25 loss per diluted share. Current customer feedback and significantly increased order activity suggest that our total energy product shipments for 2001 will be near the record shipment level of fiscal 1997. We expect earnings for the June quarter to be in the range of $0.20 to $0.25 per diluted share and for the full year 2001 to be in the area of $0.65."

NS Group is scheduled to host a conference call and simultaneous webcast to review the results for the December 2000 quarter on Friday, January 19, 2001 at 10:00 a.m. Eastern Time. Details concerning the conference call and webcast are available on the company's web site, www.nsgrouponline.com.

NS Group, Inc. is a leading producer of tubular products serving the energy industry and certain industrial markets. The company manufactures seamless and welded tubular steel products which are used in the drilling and exploration as well as the transmission of oil and natural gas. NS Group's industrial products include special bar quality (SBQ) products used in critical weight bearing applications. NS Group is traded on the NYSE under the symbol: NSS. To learn more about NS Group log on to www.nsgrouponline.com.



This report contains forward-looking information with respect to the company's operations and beliefs. Actual results may differ from these forward-looking statements due to numerous factors, including those discussed in the company's filings with the Securities and Exchange Commission.


                            - more -


                         NS Group, Inc.
                     Summarized Financial Data
      (In thousands, except per share amounts, tons shipped,
                 selling price and rig count)
                         (Unaudited)


                                              Three Months Ended
                                       December   September   January
                                       31, 2000   30, 2000    1, 2000

Net sales                              $73,357     $95,697     $76,076

Operating income (loss)                 (4,960)      3,527     (11,602)

Income (loss) from continuing
  operations before income taxes
  and extraordinary items               (6,539)      2,076     (13,190)

Provision (benefit)for income taxes     (2,474)        (89)        (91)

Income (loss) from continuing
  operations before extraordinary
  items                                 (4,065)      2,165     (13,099)

Income from discontinued operations,
  net of taxes                          10,955         218         165

Income (loss) before extraordinary
  items                                  6,890       2,383     (12,934)

Extraordinary items, net of taxes          900           -           -

Net income (loss)                        7,790       2,383     (12,934)

Per common share - basic:
 Income (loss) from continuing
   operations                           ($0.19)      $0.10      ($0.61)
 Income from discontinued
   operations, net of taxes               0.52        0.01        0.01
 Extraordinary items, net of taxes        0.04           -           -
 Net income (loss)                       $0.37       $0.11      ($0.60)

Per common share - diluted:
 Income (loss) from continuing
   operations                           ($0.19)      $0.10      ($0.61)
 Income from discontinued
   operations, net of taxes               0.51        0.01        0.01
 Extraordinary items, net of taxes        0.04           -           -
 Net income (loss)                       $0.36       $0.11      ($0.60)

Weighted average shares outstanding:
     Basic                              21,243      22,000      21,470
     Diluted                            21,620      22,782      21,470

EBITDA (1)                                $632      $9,378     ($5,294)

Product shipments (tons):
 Energy products - welded               59,000     101,500      100,300
                 - seamless             42,300      42,400       32,400
 Industrial products - SBQ              14,200      23,600       36,300

Average selling price per ton:
 Energy products - welded                 $497        $482         $382
                 - seamless               $891        $849         $710
 Industrial products - SBQ                $414        $422         $400


Average rig count                        1,076         985          772

(1) Represents earnings (loss) before net interest expense, taxes, depreciation and amortization and is calculated as income (loss) from continuing operations plus net interest expense, taxes, depreciation and amortization.

Note: Reclassifications have been made to certain prior period amounts to conform with the currend period's presentation for freight costs.




SIGNATURES

Pursuant to the requirements of the Securities Exchange
Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
NS GROUP, INC.

    Date:  January 19, 2001     By:   /s/Thomas J. Depenbrock
                                      Thomas J. Depenbrock
                                      Vice President, Treasurer
                                      and Chief Financial Officer